EXHIBIT 5

June 14, 2005

Board of Directors
Gander Mountain Company
180 East Fifth Street, Suite 1300
Saint Paul, Minnesota  55101

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration of (a) the Gander Mountain Company Employee Stock Purchase Plan (the “Purchase Plan”), authorizing the issuance of up to 500,000 shares of Common Stock, par value $0.01 per share (the “Shares”), of Gander Mountain Company, a Minnesota corporation (the “Company”), and (b) an additional 1,856,000 Shares under the Amended and Restated Gander Mountain Company 2004 Omnibus Stock Plan (collectively with the Purchase Plan, the “Plans”), we have examined such corporate records and other documents, including the Registration Statement and the Plans, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares pursuant to the Plans, and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Minnesota.

We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns